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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                          J. C. Penney Company, Inc.
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                                                        James E. Oesterreicher
                                          Chairman and Chief Executive Officer


                                April 18, 1997



[Addressee]

Dear __________________________________:

Enclosed, for your review, are JCPenney's 1997 Proxy Statement and 1996 Annual Report to Stockholders. We would like to call your attention to three of the proposals to be voted on at the Annual Meeting to be held on May 16, 1997. The first deals with the adoption of the Company's proposed 1997 Equity Compensation Plan for Company associates and non-associate directors (the "1997 Plan"). The second and third are stockholder proposals regarding, respectively, the Company's classified Board structure and its Stockholder Rights Plan. THE BOARD OF DIRECTORS HAS CAREFULLY EVALUATED THESE PROPOSALS AND URGES YOU TO VOTE FOR ADOPTION OF THE 1997 PLAN AND AGAINST THE TWO STOCKHOLDER PROPOSALS FOR THE REASONS OUTLINED IN DETAIL IN THE PROXY STATEMENT, AND SUPPLEMENTED BY THIS LETTER.

As you reflect on how to cast your vote, we hope that you will consider these proposals not in isolation but rather within the larger context of JCPenney's record of performance and sensitivity to stockholder interests.

JCPenney has a long history of acting to build stockholder value. Over the past five years the Company's annual dividend has increased by 49%, rising from $1.44 annually in 1993 to $2.14 in 1997. For the past five fiscal years ending January 25, 1997, JCPenney's total stockholder return has been 107% as compared to 42% for the Standard & Poor's retail department store index. Moreover, during the past three fiscal years, we have repurchased 25 million shares of our Common Stock, or 10% of the total shares outstanding, and have repurchased 97 million shares, or 37% of the outstanding shares, over the past ten years. JCPenney's commitment to stockholder value and a strong balance sheet has allowed us to take advantage of exciting strategic acquisitions, such as our recent acquisition of Eckerd Corporation. Indeed, we are guided in every decision we make by the overriding mandate not just to create value but to take proactive steps to return that value to stockholders. Please see the letter to stockholders and the pages immediately following it in the accompanying Annual Report regarding some of the steps we are taking to boost profitability in each of our business segments.

We believe there is a similar long history of progressive corporate governance practices. JCPenney's Board of Directors has been an independent one for over seventeen years. To better inform the stockholders for whom we work on corporate governance matters, we have included for many years special corporate governance sections in both our

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Annual Report and Proxy Statement.  And, reflective of our commitment to progressive corporate governance, we are proud to say that in 1994, your Company was awarded an A+ rating from the California Public Employees' Retirement System for the favorable comparison of JCPenney Board practices with those contained in the well-known General Motors Board Guidelines.

We are equally proud of our record of taking seriously stockholder proposals - and supporting them when they are in the best interests of all stockholders. For example:

 .    In our 1996 Proxy Statement, JCPenney supported a stockholder proposal seeking a report on doing business with foreign suppliers;

 .    In 1991, the Company also supported a stockholder proposal requesting that
     JCPenney report on its activities in promoting minority and female business relationships, on equal employment opportunities, and on affirmative action; and

 .    In 1989, the Company voluntarily adopted a confidential voting policy after receiving a stockholder request to do so.

We believe that the record supports the conclusion that JCPenney's Board of Directors carefully considers the merits of stockholder proposals on a case-by-case basis, and is guided by its fiduciary responsibilities and by a determination of what is in the best interests of all of our stockholders. The Board's commitment to review corporate governance matters on an ongoing basis is reflected in the Board of Director's 1997 decision restricting eligibility in the Company's Non-Associate Directors' Retirement Plan to those directors serving on the Board on or prior to February 12, 1997.

1997 EQUITY COMPENSATION PLAN

As described in the 1997 Proxy Statement, the Board of Directors is requesting stockholder approval of the 1997 Equity Compensation Plan. The 1997 Plan initially reserves 14 million shares of JCPenney Common Stock (approximately 5.74% of outstanding shares, as of the record date) for issuance upon the exercise of stock options and for stock awards. In addition, it provides for an overall cap of 9.9% of the total shares of Common Stock outstanding that may be issued under the 1997 Plan and predecessor plans, excluding repurchased shares having an aggregate price no greater than the cash proceeds and tax benefits realized by the Company from stock option exercises. The 1997 Plan does not permit the issuance of stock appreciation or tax benefit rights, or the issuance of stock options below the market price of JCPenney Common Stock. Furthermore, the Company has never reduced the exercise price of outstanding stock options. YOUR BOARD OF DIRECTORS BELIEVES THAT THE 1997 PLAN PROVIDES STOCKHOLDERS WITH REASONABLE AND ADEQUATE ANTI-DILUTION PROTECTIONS WHILE ENABLING YOUR COMPANY TO DESIGN AND IMPLEMENT APPROPRIATE STOCK INCENTIVES TO MOTIVATE ITS MANAGEMENT ASSOCIATES AND DIRECTORS AND TO REALIZE THE SYNERGIES OF ITS RETAIL AND RECENTLY ACQUIRED DRUGSTORE OPERATIONS. FOR THESE REASONS, YOU ARE URGED TO VOTE FOR ADOPTION OF THE 1997 PLAN.
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STOCKHOLDER PROPOSALS

These Proposals are substantially similar to proposals submitted by the same proponents in prior years. YOUR BOARD OF DIRECTORS HAS CAREFULLY EVALUATED THESE TWO PROPOSALS AND URGES YOU TO VOTE AGAINST THEM FOR REASONS OUTLINED IN DETAIL IN THE PROXY STATEMENT, AND SUPPLEMENTED BY THIS LETTER.

The Board's recommendation that you vote against the two stockholder proposals in our 1997 Proxy Statement reflects the Board's considered judgment that the proper and effective management of the Company and the interests of all stockholders are enhanced by the presence of the Company's classified Board of Directors and its Stockholder Rights Plan. These measures do not prevent the acquisition of the Company. They do, however, strengthen the hand of the Board to negotiate the highest possible price in the event of an acquisition bid. Indeed, a number of respected studies indicate that companies with such provisions in place achieve higher ultimate values in the event they are sold.

A JCPenney associate will be calling you in the next few days to ensure that you have received these materials. Thank you for your continuing interest in and support of JCPenney.

                                    Regards,

                                    /s/  Jim Oesterreicher